Exhibit 24

UNION PACIFIC CORPORATION

Powers of Attorney

Each of the undersigned directors of Union Pacific Corporation, a Utah corporation (the Company), do hereby appoint each of Lance M. Fritz and Craig V. Richardson his or her true and lawful attorney-in-fact and agent, to sign on his or her behalf the Company’s Annual Report on Form 10-K, for the year ended December 31, 2022, and any and all amendments thereto, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of February 9, 2023.

/s/ William J. DeLaney	/s/ Jane H. Lute
William J. DeLaney	Jane H. Lute

/s/ David B. Dillon	/s/ Michael R. McCarthy
David B. Dillon	Michael R. McCarthy

/s/ Sheri H. Edison	/s/ Jose H. Villarreal
Sheri H. Edison	Jose H. Villarreal

/s/ Teresa M. Finley	/s/ Christopher J. Williams
Teresa M. Finley	Christopher J. Williams

/s/ Deborah C. Hopkins
Deborah C. Hopkins